Exhibit 99.4
NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor
	Three Months Ended
	September 30
(Unaudited, in millions except per share amounts)	2008	2007
Operating Revenues
Passenger	$2,732	$2,577
Regional carrier revenues	557	379
Cargo	201	212
Other	308	210
Total operating revenues	3,798	3,378

Operating Expenses
Aircraft fuel and taxes	1,912	882
Salaries, wages and benefits	651	660
Selling and marketing	201	185
Aircraft maintenance materials and repairs	181	210
Other rentals and landing fees	150	142
Depreciation and amortization	122	122
Aircraft rentals	93	93
Regional carrier expenses	257	181
Other	447	444
Total operating expenses	4,014	2,919

Operating Income (Loss)	(216)	459

Other Income (Expense)
Interest expense, net	(113)	(107)
Investment income	17	52
Other, net	(2)	1
Total other income (expense)	(98)	(54)

Income (Loss) Before Income Taxes	(314)	405

Income tax expense (benefit)	3	161

Net Income (Loss)	$(317)	$244

Earnings (loss) per common share:
Basic	$(1.20)	$0.93
Diluted	$(1.20)	$0.93

Average shares used in computation:
Basic	265	262
Diluted	265	262

See accompanying notes.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor		Predecessor
	Nine Months	Period from	Period from
	Ended	June 1 to	January 1 to
	September 30,	September 30,	May 31,
(Unaudited, in millions except per share amounts)	2008	2007	2007
Operating Revenues
Passenger	$7,529	$3,438	$3,768
Regional carrier revenues	1,479	514	521
Cargo	611	281	318
Other	882	275	317
Total operating revenues	10,501	4,508	4,924

Operating Expenses
Aircraft fuel and taxes	4,233	1,152	1,289
Salaries, wages and benefits	2,006	865	1,027
Selling and marketing	591	250	315
Aircraft maintenance materials and repairs	599	274	303
Other rentals and landing fees	441	188	235
Depreciation and amortization	1,015	161	206
Aircraft rentals	280	124	160
Regional carrier expenses	669	241	342
Goodwill and other indefinite-lived intangibles impairment	3,841	-	-
Other	1,395	599	684
Total operating expenses	15,070	3,854	4,561

Operating Income (Loss)	(4,569)	654	363

Other Income (Expense)
Interest expense, net	(335)	(147)	(219)
Investment income	78	69	56
Reorganization items, net	-	-	1,551
Other, net	(218)	4	(2)
Total other income (expense)	(475)	(74)	1,386

Income (Loss) Before Income Taxes	(5,044)	580	1,749

Income tax expense (benefit)	(211)	230	(2)

Net Income (Loss)	$(4,833)	$350	$1,751

Earnings (loss) per common share:
Basic	$(18.35)	$1.33	$20.03
Diluted	$(18.35)	$1.33	$14.28

Average shares used in computation:
Basic	263	262	87
Diluted	263	262	113

See accompanying notes.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
	Successor
	September 30,	December 31,
(Unaudited, in millions except share data)	2008	2007
Assets

Current Assets
Cash and cash equivalents	$2,809	$2,939
Unrestricted short-term investments	286	95
Restricted cash, cash equivalents and short-term investments	446	725
Accounts receivable, less allowance (2008--$6, 2007--$4)	717	776
Flight equipment spare parts, less allowance (2008--$25, 2007--$10)	132	135
Maintenance and operating supplies	204	180
Prepaid expenses and other	260	187
Total current assets	4,854	5,037

Property and Equipment
Flight equipment, net	8,053	7,520
Other property and equipment, net	592	558
Total property and equipment	8,645	8,078

Flight Equipment Under Capital Leases, Net	8	8

Other Assets
Goodwill	2,873	6,035
International routes, less accumulated amortization (2008--$4; 2007--$2)	2,389	2,976
Other intangibles, less accumulated amortization (2008--$40; 2007--$54)	1,497	2,136
Investments in affiliated companies	3	24
Other, less accumulated depreciation and amortization (2008--$29; 2007--$8)	422	223
Total other assets	7,184	11,394
Total Assets	$20,691	$24,517

Liabilities and Stockholders’ Equity

Current Liabilities
Air traffic liability/deferred frequent flier liability	$2,393	$2,004
Accounts payable and other liabilities	1,698	1,651
Current maturities of long-term debt	593	446
Current obligations under capital leases	8	3
Total current liabilities	4,692	4,104

Long-Term Debt	7,001	6,515

Long-Term Obligations Under Capital Leases	119	124

Deferred Credits and Other Liabilities
Long-term pension and postretirement health care benefits	3,639	3,638
Deferred frequent flier liability	1,426	1,490
Deferred income taxes	913	1,131
Other	181	138
Total deferred credits and other liabilities	6,159	6,397

Common Stockholders’ Equity
Common stock, $.01 par value; shares authorized--400,000,000; shares issued--253,698,246 and 233,187,998 at September 30, 2008 and December 31, 2007, respectively	3	2
Additional paid-in capital	7,310	7,235
Retained earnings (accumulated deficit)	(4,491)	342
Accumulated other comprehensive income (loss)	(102)	(202)
Treasury stock--2,931 and 1,684 at September 30, 2008 and December 31, 2007, respectively	-	-
Total common stockholders’ equity	2,720	7,377
Total Liabilities and Stockholders’ Equity	$20,691	$24,517

See accompanying notes.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Successor		Predecessor
	Nine Months	Period from	Period from
	Ended	June 1 to	January 1 to
	September 30,	September 30,	May 31,
(Unaudited, in millions)	2008	2007	2007
Cash Flows from Operating Activities
Net income (loss)	$(4,833)	$350	$1,751
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,015	161	206
Income tax expense (benefit)	(211)	230	(2)
Pension and other postretirement benefit contributions less than (greater than) expense	(9)	(10)	(2)
Stock-based compensation	84	41	-
Reorganization items, net	-	-	(1,551)
Investment impairment	213	-	-
Goodwill and other indefinite-lived intangibles impairment	3,841	-	-
Increase (decrease) in cash flows from operating assets and liabilities, excluding the effects of the acquisition of Mesaba Aviation, Inc.:
Changes in certain assets and liabilities	121	(192)	15
Air traffic liability/deferred frequent flier liability	326	(199)	448
Long-term vendor deposits/holdbacks	-	162	163
Post-emergence reorganization payments	(7)	(151)	-
Other, net	30	(21)	18
Net cash provided by (used in) operating activities	570	371	1,046

Cash Flows from Reorganization Activities
Net cash provided by (used in) reorganization activities	-	-	5

Cash Flows from Investing Activities
Capital expenditures	(1,014)	(387)	(312)
Purchase of short-term investments	-	-	(44)
Reclassification of cash equivalents into short-term investments	(246)	-	-
Proceeds from sales of short-term investments	55	72	15
Payments of fuel hedge margin deposits	(104)	-	-
Investment in affiliated companies	(213)	-	-
Decrease (increase) in restricted cash, cash equivalents and short-term investments	277	(205)	(74)
Cash and cash equivalents acquired in acquisition of Mesaba Aviation, Inc.	-	-	16
Proceeds from sale of property, equipment and other assets	16	258	1
Proceeds from sale of investment in affiliate	20	-	-
Other, net	-	1	-
Net cash provided by (used in) investing activities	(1,209)	(261)	(398)

Cash Flows from Financing Activities
Proceeds from long-term debt	873	409	326
Proceeds from short-term borrowings	133	-	-
Payments of long-term debt and capital lease obligations	(365)	(516)	(610)
Payments of deferred financing costs	(114)	(1)	(1)
Proceeds from equity rights offering	-	750	-
Payments related to equity rights offering	-	-	(22)
Other, net	(18)	-	-
Net cash provided by (used in) financing activities	509	642	(307)

Increase (Decrease) in Cash and Cash Equivalents	(130)	752	346

Cash and cash equivalents at beginning of period	2,939	1,807	1,461
Cash and cash equivalents at end of period	$2,809	$2,559	$1,807

Available to be borrowed under credit facilities	$7	$127	$127

Cash and cash equivalents and unrestricted short-term investments at end of period	$3,095	$3,131	$2,445

Supplemental Cash Flow Information:
Interest paid	$319	$113	$208

Investing and Financing Activities Not Affecting Cash:
Manufacturer financing of aircraft and other non-cash transactions	$-	$335	$167

See accompanying notes.

NORTHWEST AIRLINES CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Basis of Presentation

The condensed consolidated financial statements of Northwest Airlines Corporation (“NWA Corp.”), the direct parent corporation of Northwest Airlines, Inc. (“Northwest”), include the accounts of NWA Corp. and all consolidated subsidiaries (collectively, the “Company”).  Unless otherwise indicated, the terms “we,” “us,” and “our” refer to NWA Corp. and all consolidated subsidiaries.  The condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).  The information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted as permitted by such rules and regulations. These financial statements and related notes should be read in conjunction with the financial statements and notes included in the Company’s audited consolidated financial statements, which are provided in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as amended (the “2007 Form 10-K”).

Northwest’s operations account for approximately 99% of the Company’s consolidated operating revenues and expenses.  Northwest is a major air carrier engaged principally in the commercial transportation of passengers and cargo, directly serving as many as 251 cities in 24 countries in North America, Asia and Europe.  Northwest’s global airline network includes domestic hubs at Detroit, Minneapolis/St. Paul and Memphis, an extensive Pacific route system with a hub in Tokyo, a transatlantic joint venture with KLM Royal Dutch Airlines (“KLM”), which operates through a hub in Amsterdam, a domestic and international alliance with Continental Airlines, Inc. (“Continental”) and Delta Air Lines, Inc. (“Delta”), membership in SkyTeam, a global airline alliance with KLM, Continental, Delta, Air France, Aeroflot, Alitalia, Aeromexico, China Southern, CSA Czech Airlines and Korean Air, exclusive marketing agreements with three domestic regional carriers, Pinnacle Airlines, Inc. (“Pinnacle”), Mesaba Aviation, Inc. (“Mesaba”), a wholly-owned subsidiary, and Compass Airlines, Inc. (“Compass”), a wholly-owned subsidiary, which currently operate as Northwest Airlink carriers and a cargo business that includes a dedicated fleet of freighter aircraft that operate through hubs in Anchorage and Tokyo. See “Note 15 – Subsequent Events” for additional information regarding Northwest’s alliances with Continental.

As a result of the application of fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (“SOP 90-7”) upon the Company’s emergence from bankruptcy on May 31, 2007, the financial statements prior to June 1, 2007 are not comparable with the financial statements for periods on or after June 1, 2007. References to “Successor Company” refer to the Company on or after June 1, 2007, after giving effect to the application of fresh-start reporting. References to “Predecessor Company” refer to the Company prior to June 1, 2007.  See “Note 3 – Fresh-Start Reporting” for further details.

The Company maintains a Web site at http://www.nwa.com.  Information contained on the Company’s Web site is not incorporated into this quarterly report on Form 10-Q.  Annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, all amendments to those reports and other information about the Company are available free of charge through this Web site at http://ir.nwa.com as soon as reasonably practicable after those reports are electronically filed with or furnished to the SEC.

In the opinion of management, the interim financial statements reflect adjustments, consisting of normal recurring accruals, unless otherwise noted, which are necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods indicated.

The Company’s results of operations for interim periods are not necessarily indicative of the results for an entire year due to seasonal factors as well as competitive and general economic conditions.  The Company’s second and third quarter operating results have historically been more favorable due to increased leisure travel on domestic and international routes during the spring and summer months.

Certain prior year amounts have been reclassified to conform to the current year financial statement presentation.

Merger Agreement with Delta.  On April 14, 2008, NWA Corp, and Delta entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, for NWA Corp. to be merged with a wholly-owned subsidiary of Delta (the “Merger”).

Consummation of the Merger is subject to customary closing conditions, including the approval of NWA Corp.’s and Delta’s stockholders and receiving certain domestic and foreign regulatory and antitrust approvals (including from the Federal Aviation Administration and the United States Department of Transportation, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and pursuant to Council Regulation (EEC) 139/2004 of the European Commission).  The Merger Agreement contains certain termination rights for both NWA Corp. and Delta.  The Merger Agreement further provides that, upon termination of the Merger Agreement under specified circumstances, the Company may be required to pay to Delta, or Delta may be required to pay to the Company, a termination fee of $165 million.  NWA Corp.’s stockholders approved the proposed Merger at the annual stockholders meeting held on September 25, 2008.  Delta’s stockholders approved share issuances in conjunction with the proposed Merger at a special stockholders meeting on the same date.

Under the terms of the Merger Agreement, each outstanding share of NWA Corp. common stock will be converted into the right to receive 1.25 shares of Delta common stock.  Stock options and other equity awards granted under the Company’s 2007 Stock Incentive Plan will convert into stock options and equity awards with respect to Delta common stock, after giving effect to the exchange ratio.

Certain contracts, employee benefit arrangements and debt instruments of the Company contain change in control provisions that may be triggered by the Merger, resulting in changes to the terms or settlement amounts of the contracts, arrangements or instruments.

We currently expect the Merger to close by the end of 2008.  However, factors outside of our control could require us to complete the Merger at a later time or not to complete it at all.

Stockholder Rights Plan.  Pursuant to the Stockholder Rights Plan (the “Rights Plan”), each share of common stock has attached to it a right and, until the rights expire or are redeemed, each new share of common stock issued by NWA Corp., will include one right.  Once exercisable, each right entitles the holder (other than the acquiring person or group) to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $120, subject to adjustment.  The rights become exercisable upon the occurrence of certain events, including the acquisition by any air carrier with passenger revenues in excess of approximately $1 billion per year (as such amount may be increased based on increases in the Consumer Price Index from 2000) (a “Major Carrier”), a holding company of a Major Carrier or any of their respective affiliates acquires beneficial ownership of 20% or more of NWA Corp.’s outstanding common stock or commences a tender or exchange offer that would result in such person or group acquiring beneficial ownership of 20% or more of NWA Corp.’s outstanding common stock.  The rights expire on May 31, 2017, and may be redeemed by NWA Corp. at a price of $.01 per right prior to the time they become exercisable.

On April 14, 2008, prior to the execution of the Merger Agreement, NWA Corp. amended the Rights Plan to provide, among other things, that neither the approval, execution, delivery, announcement or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated thereby will cause a triggering event under which the rights would become exercisable.  The amendment also provides that the Rights Plan and the rights established thereby will terminate in all respects immediately prior to the Merger becoming effective.

Restrictions on the Transfer of Common Stock.  To reduce the risk of a limitation under Section 382 of the Internal Revenue Code on the Company’s ability to use its net operating loss carryforwards (“NOLs”), the Amended and Restated Certificate of Incorporation of NWA Corp. restricts certain transfers of common stock for two years after the Company’s emergence from bankruptcy.  Such restrictions can be extended thereafter for three consecutive one year periods (to June 2012) upon, each time, the affirmative vote of the NWA Corp. stockholders.  During the two year period, these restrictions generally provide that any attempted transfer of common stock prior to the expiration of the term of the transfer restrictions will be prohibited and void if such transfer would cause the transferee’s ownership interest in NWA Corp. to increase to 4.95% or above, including an increase in a transferee’s ownership interest from 4.95% or above to a greater ownership interest, unless approved by the Board of Directors on the basis that the transfer does not increase the risk of an ownership change.  In the event that these restrictions are extended beyond the two year period, the Board of Directors will approve proposed transfers that, taking into account all prior transfers, do not result in an aggregate owner shift under Section 382 of more than 30%.  If the aggregate owner shift as of any date after the two year period exceeds 30%, the Board of Directors has the discretion to approve any subsequent transfers subject to the standards applicable during the two year period until the earlier of the date on which the aggregate owner shift no longer exceeds 30%, or the restriction is no longer in effect.

Note 2 – Voluntary Reorganization Under Chapter 11

Background and General Bankruptcy Matters.  The following discussion provides general background information regarding the Company’s Chapter 11 cases, and is not intended to be an exhaustive summary.  Detailed information pertaining to the bankruptcy filings may be obtained at http://www.nwa-restructuring.com.

On September 14, 2005 (the “Petition Date”), NWA Corp. and 12 of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  Subsequently, on September 30, 2005, NWA Aircraft Finance, Inc., an indirect subsidiary of NWA Corp., also filed a voluntary petition for relief under Chapter 11.  On May 18, 2007, the Bankruptcy Court entered an order approving and confirming the Debtors’ First Amended Joint and Consolidated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (as confirmed, the “Plan” or “Plan of Reorganization”).  The Plan became effective and the Debtors emerged from bankruptcy protection on May 31, 2007 (the “Effective Date”).  On the Effective Date, the Company implemented fresh-start reporting in accordance with SOP 90-7.

The Plan generally provided for the full payment or reinstatement of allowed administrative claims, priority claims, and secured claims, and the distribution of new common stock of the Successor Company to the Debtors’ creditors, employees and others in satisfaction of allowed unsecured claims.  The Plan contemplates the issuance of approximately 277 million shares of new common stock by the Successor Company out of the 400 million shares of new common stock authorized under its amended and restated certificate of incorporation.

The new common stock is listed on the New York Stock Exchange (the “NYSE”) and began trading under the symbol “NWA” on May 31, 2007.  Pursuant to the Plan of Reorganization, stockholders of NWA Corp. prior to the Effective Date received no distributions and their stock was cancelled.

In connection with the consummation of the Plan of Reorganization, on the Effective Date, the Company’s existing $1.225 billion Senior Corporate Credit Facility (“Bank Credit Facility”) was converted into exit financing in accordance with its terms.  See “Note 10 – Long-Term Debt” for additional information.

Claims Resolution Process.  Pursuant to terms of the Plan of Reorganization, approximately 234.4 million shares of the Successor Company’s common stock will be issued to holders of allowed general unsecured and guaranty claims of the Debtors.  Once a claim is allowed consistent with the claims resolution process, the claimant is entitled to a distribution of new common stock.  Approximately 227.2 million shares of new common stock have been issued and distributed through October 15, 2008, in respect of valid unsecured and guaranty claims.  In total, there are approximately 7.2 million remaining shares of new common stock held in reserve under the terms of the Plan of Reorganization.  The Merger Agreement contemplates that following the Merger the right to receive shares held in the reserves will become the right to receive shares of Delta common stock adjusted for the exchange ratio.

The Company estimates that the probable range of unsecured claims to be allowed will be between $8.0 and $8.2 billion.  Differences between claim amounts filed and the Company’s estimates are being investigated and will be resolved in connection with the claims resolution process. However, there will be no further financial impact to the Company associated with the settlement of such unsecured claims, as the holders of all allowed unsecured claims against the Predecessor Company will receive under the Plan of Reorganization only their pro rata share of the distribution of the newly issued Common Stock of the Successor Company.  Secured claims were deemed unimpaired under the Plan of Reorganization and were satisfied upon either reinstatement of the obligations in the Successor Company, surrendering the collateral to the secured party, or by making full payment in cash.

Note 3 – Fresh-Start Reporting

Upon emergence from its Chapter 11 proceedings on May 31, 2007, the Company adopted fresh-start reporting in accordance with SOP 90-7.  The Company’s emergence from Chapter 11 resulted in a new reporting entity with no retained earnings or accumulated deficit.  Accordingly, the Company’s consolidated financial statements for periods prior to June 1, 2007 are not comparable to consolidated financial statements presented on or after June 1, 2007.

Fresh-start reporting reflects the value of the Company as determined in the confirmed Plan of Reorganization. Under fresh-start reporting, the Company’s asset values are remeasured and allocated in conformity with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). The excess of reorganization value over the fair value of tangible and identifiable intangible assets was recorded as goodwill in the accompanying Condensed Consolidated Balance Sheets. In addition, fresh-start reporting also required that all liabilities, other than deferred taxes and pension and other postretirement benefit obligations, be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes were determined in conformity with SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”).  As part of the provisions of SOP 90-7, on June 1, 2007 we were required to adopt all accounting guidance that was going to be effective within the subsequent twelve-month period.  See “Note 5 – Fair Value Measurements” for additional information.

Estimates of fair value represented the Company’s best estimates based on its valuation models which incorporated industry data and trends and relevant market rates and transactions.

To facilitate the calculation of the enterprise value of the Successor Company, Northwest’s financial advisors assisted management in the preparation of a valuation analysis for the Successor Company’s common stock to be distributed as of the Effective Date to the unsecured creditors.  The enterprise valuation included (i) a 40% weighting towards a comparable company analysis based on financial ratios and multiples of comparable companies, which were then applied to the financial projections developed by the Company to arrive at an enterprise value; and (ii) a 60% weighting towards a discounted cash flow analysis which measures the projected multi-year, un-levered free cash flows of the Company to arrive at an enterprise value.

The estimated enterprise value and corresponding equity value in fresh-start reporting were highly dependent upon achieving the future financial results set forth in the five-year financial projections included in the Company’s Plan of Reorganization, as well as the realization of certain other assumptions.  The equity value of the Company in fresh-start reporting was calculated to be a range of approximately $6.45 billion to $7.55 billion.  Based on claims trading prior to the Company’s Effective Date and the trading value of the Company’s common stock post emergence, the equity value of the Company was estimated to be $6.45 billion for purposes of preparing the Company’s financial statements.  The estimates and assumptions made in this valuation were inherently subject to significant uncertainties and the resolution of contingencies beyond the reasonable control of the Company.  See “Note 4 – Goodwill and Intangibles” for a description of the cumulative net goodwill impairment charges of $3.2 billion recorded in 2008.

Note 4 – Goodwill and Intangibles

Goodwill represents the excess of the reorganization value of the Successor Company over the fair value of tangible assets and identifiable intangible assets resulting from the application of SOP 90-7.  Northwest’s goodwill mainly consists of two components:

•
A valuation allowance recorded against our net deferred tax assets, as required by SFAS No. 109; this valuation allowance will be reversed against goodwill when the Company reports income in future periods.

•	Revenue-generating intangibles that do not meet the contractual or separable criteria of SFAS No. 141, including our flight network and international routes to open skies countries.

Identifiable intangible assets consist primarily of international route authorities, trade names, airport slots/airport operating rights, certain partner contracts and other items. International route authorities, certain airport slots/airport operating rights and trade names are indefinite-lived and, as such, are not amortized.  The Company’s definite-lived intangible assets are amortized on a straight-line basis over the remaining estimated lives of the related assets, which span periods of three to 29 years.

The Company tests the carrying amount of goodwill and other indefinite-lived intangible assets annually as of October 1 or whenever events or circumstances indicate that impairment may have occurred.  Impairment testing is performed in accordance with SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”).  The Company is annually required to complete Step 1 (determining and comparing the fair value of the Company’s reporting unit to its carrying value) of the impairment test.  Step 2 is required to be completed if Step 1 indicates that the carrying value of the reporting unit exceeds the fair value and involves the calculation of the implied fair value of goodwill.  Step 2 of the goodwill impairment test involves measuring the Company’s other assets and liabilities at fair value to calculate an implied fair value of goodwill and measure the amount of impairment, if any.

The Company evaluates long-lived tangible assets and definite-lived intangible assets for potential impairments in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (“SFAS No. 144”).   For definite-lived intangible assets, impairment evaluations are initiated based on quarterly reviews of key indicators of impairment.  The Company records impairment losses on long-lived assets when events and circumstances indicate the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts.  Impairment losses are measured by comparing the fair value of the assets to their carrying amounts.

The Company determined that the announced Merger with Delta on April 14, 2008, was a triggering event under SFAS No. 142, requiring the Company to further evaluate the carrying value of its goodwill.  As a result of this evaluation, the Company recorded a net goodwill impairment charge of $3.2 billion during the first and second quarters of 2008 to reduce the book value of Northwest’s equity to its implied fair value as of the Merger announcement date.  Based on the 5-day average closing price of Delta’s common stock around the Merger announcement date, the right to receive 1.25 shares of Delta stock for each share of NWA Corp. common stock, and the projected number of NWA Corp.’s common shares to be converted into Delta common stock on the transaction close date, the implied fair value of NWA Corp.’s equity on the announcement date was $3.3 billion.  Additionally, Northwest recorded a net $1.1 billion of impairment charges in the second quarter related to certain flight equipment, definite-lived and indefinite-lived intangible assets, investments in affiliated companies, and the related deferred tax effects.

Due to the limited time available between the Merger announcement date and the Company’s first quarter 2008 Form 10-Q filing date, there was insufficient time to complete Step 2 of the goodwill impairment test and calculate the implied fair value of goodwill.  Therefore, we recorded our best estimate of the impairment as of March 31, 2008.  This implied fair value calculation resulted in the Company recording a goodwill impairment charge of $3.9 billion for the quarter ended March 31, 2008 because we believed the conditions that caused our implied fair value to decline existed as of that date.   Northwest finalized the impairment test of long-lived assets and Step 2 of the goodwill impairment test during the second quarter of 2008, resulting in an additional net charge of $547 million, which includes an adjustment of estimated goodwill from $2.2 billion to the implied fair value of goodwill of $2.9 billion.  The adjustment to goodwill resulted in the reversal of $674 million of impairment expense recorded in the first quarter of 2008 which is classified as goodwill and other indefinite-lived intangibles impairment expense.  Additionally, Northwest recorded $624 million of depreciation and amortization related to impairment of certain flight equipment and definite-lived intangibles, $598 million of impairment expense in goodwill and other indefinite-lived intangibles impairment expense related to indefinite-lived intangibles, $213 million in other non-operating expense related to other than temporary impairment on investments in affiliated companies and $214 million in income tax benefit related to the reversal of deferred tax liabilities related to certain of the indefinite-lived intangible assets.

During the second quarter 2008, the indefinite-lived intangibles were impaired to fair value if the fair value was lower than the carrying amount, in accordance with SFAS No. 142.  The definite-lived intangibles and flight equipment were subject to recoverability tests to determine if a loss in fair value measured in Step 2 would result in an impairment charge, in accordance with the guidance in SFAS No. 144.  The investment in affiliated companies consists of a minority ownership interest in Midwest Air Partners, LLC, which in turn purchased Midwest Air Group, Inc. (the “Midwest” investment).  This equity investment was subject to a recoverability test in accordance with Accounting Principles Board Opinion 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”).  Under APB 18, a loss in value of an investment which is other than a temporary decline should be recognized.

The following table presents a roll-forward of the intangible assets affected by impairment charges as the result of the impairment analyses performed during the second quarter:

	Successor
	Definite-lived intangibles		Indefinite-lived intangibles
			Pacific Routes
	SkyTeam		and Narita
	Alliance and		Airport	NWA Trade
	Other Code	NWA Customer	Operating	Name and
(In thousands)	Share Partners	Relationships	Rights	Other
December 31, 2007 gross carrying amount	$461,900	$530,000	$2,961,700	$663,625
December 31, 2007 accumulated amortization	(8,981)	(34,352)	-	-
December 31, 2007 net carrying amount	452,919	495,648	2,961,700	663,625

Amortization Expense	(9,719)	(14,722)	-	-
SFAS No. 142 Impairment	-	-	(584,700)	(13,200)
SFAS No. 144 Impairment	(106,653)	(480,926)	-	-
September 30, 2008 net carrying amount	$336,547	$-	$2,377,000	$650,425

In accordance with SOP 90-7, a reduction in the valuation allowance associated with the realization of pre-emergence deferred tax assets in future periods will sequentially reduce the value of recorded goodwill followed by other indefinite-lived assets until the net carrying cost of these assets is zero.  Adjustments to goodwill during the nine months ended September 30, 2008 are shown in the table below:

(In thousands)
Balance as of December 31, 2007	$6,034,609
Impairment charges, net	(3,243,377)
Adjustments related to deferred tax assets	74,013
Other	8,020
Balance as of September 30, 2008	$2,873,265

The following table presents information about our intangible assets, including goodwill, at September 30, 2008 and December 31, 2007:

		Successor
		September 30, 2008		December 31, 2007
	Remaining	Gross Carrying	Accumulated	Gross Carrying	Accumulated
(In thousands)	Asset Life	Amount	Amortization	Amount	Amortization
SkyTeam alliance & other code share partners	29	$352,200	$(15,653)	$461,900	$(8,981)
England airport operating rights	4	16,000	(4,267)	16,000	(1,867)
NWA customer relationships	8	-	-	530,000	(34,352)
WorldPerks affinity card contract	14	195,700	(17,396)	195,700	(7,611)
WorldPerks marketing partner relationships	21	43,000	(2,606)	43,000	(1,140)
Visa contract	3	11,900	(3,967)	11,900	(1,736)

Pacific routes and Narita slots/airport operating rights	Indefinite	2,377,000	-	2,961,700	-
NWA trade name and other	Indefinite	650,425	-	663,625	-
Slots/airport operating rights	Indefinite	283,300	-	283,300	-
Goodwill	Indefinite	2,873,265	-	6,034,609	-

		$6,802,790	$(43,889)	$11,201,734	$(55,687)

Total amortization expense recognized was approximately $8.2 million and $23.9 million for the three month periods ended September 30, 2008 and September 30, 2007, respectively. Amortization expense of $627.9 million, $31.9 million and $0.6 million was recognized for the nine month period ended September 30, 2008, four month period ended September 30, 2007 and five month period ended May 31, 2007, respectively.  Of the amortization expense recognized during the nine months ended September 30, 2008, $587.6 million was related to the second quarter 2008 SFAS No. 144 impairment expense of intangibles for the SkyTeam alliance & other code share partners and the NWA customer relationships.  Accordingly, the carrying amount and accumulated depreciation related to these assets have been reduced by corresponding amounts.  We expect to record amortization expense of $8.2 million for the remainder of 2008, $32.9 million per year from 2009 through 2010, $31.2 million in 2011, $28.1 million in 2012 and $26.7 million in 2013.

Note 5 – Fair Value Measurements

The Company adopted SFAS No. 157, Fair Value Measurements (“SFAS No. 157”), on the Effective Date in accordance with SOP 90-7. SFAS No. 157 defines fair value, establishes a consistent framework for measuring fair value and expands disclosure requirements about fair value measurements. SFAS No. 157 requires, among other things, the Company’s valuation techniques used to measure fair value to maximize the use of observable inputs and minimize the use of unobservable inputs.  This standard was applied prospectively to the valuation of assets and liabilities on and after the Effective Date.

There are three general valuation techniques that may be used to measure fair value, as described below:

(A)
 Market approach – Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.  Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

(B)	Cost approach – Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and
(C)
 Income approach – Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, option-pricing models, and excess earnings method).  Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.  Excess earnings method is a variation of the income approach where the value of a specific asset is isolated from its contributory assets.

Measured on a Recurring Basis.   For assets and liabilities measured at fair value on a recurring basis during the period, SFAS No. 157 requires quantitative disclosures about the fair value measurements separately for each major category.

Additionally, based on market conditions during the period, we changed the valuation technique for our $250 million investment in the The Reserve Primary Fund (the “Primary Fund”) from a market approach to an income approach using a discounted cash flow model.  The Primary Fund was a AAA-rated money market fund which has suspended redemptions and is in the process of liquidating the portfolio of investments because it held some securities in Lehman Brothers which was downgraded.  As a result, in mid-September, the net asset value of the Primary Fund decreased below $1 per share as a result of the trustees of the Primary Fund valuing at zero debt securities issued by Lehman Brothers Holdings, Inc. (“Lehman Brothers”) held by the Primary Fund.  Accordingly, Northwest reclassified this security on its balance sheet from cash equivalents to unrestricted short-term investments and recognized an other than temporary impairment of $3.75 million, which was Northwest’s pro rata share of the Primary Fund’s overall investment attributable to the Lehman Brothers’ securities.  As each security in the portfolio matures or additional liquidity becomes available within the fund, the money market fund manager will repay those amounts to each investor on a pro rata basis.  As a result of these events, Northwest adjusted its fair value measurement of the Primary Fund from Level 1 to Level 3 within the SFAS No. 157 three-tier fair value hierarchy.  Changes in market conditions could result in further adjustments to the fair value of these investments.

Assets and liabilities itemized below were measured at fair value during the period using the market and income approaches:

	Successor Assets
		Quoted				Quoted
		Prices				Prices
		in Active	Significant			in Active	Significant
		Markets for	Other	Significant		Markets for	Other	Significant
	As of	Identical	Observable	Unobservable	As of	Identical	Observable	Unobservable
	September 30,	Assets	Inputs	Inputs	December 31,	Assets	Inputs	Inputs	Valuation
(In millions)	2008	(Level 1)	(Level 2)	(Level 3)	2007	(Level 1)	(Level 2)	(Level 3)	Technique
Cash and cash equivalents	$2,809	$2,809	$-	$-	$2,939	$2,939	$-	$-	(A)
Unrestricted short-term investments	286	-	40	246	95	95	-	-	(C)
Restricted cash, cash equivalents, and short-term investments	446	441	5	-	725	725	-	-	(A),(C)
Derivatives	40	-	40	-	26	-	26	-	(A),(C)
Total	$3,581	$3,250	$85	$246	$3,785	$3,759	$26	$-

	Successor Liabilities
		Quoted				Quoted
		Prices				Prices
		in Active	Significant			in Active	Significant
		Markets for	Other	Significant		Markets for	Other	Significant
	As of	Identical	Observable	Unobservable	As of	Identical	Observable	Unobservable
	September 30,	Assets	Inputs	Inputs	December 31,	Assets	Inputs	Inputs	Valuation
(In millions)	2008	(Level 1)	(Level 2)	(Level 3)	2007	(Level 1)	(Level 2)	(Level 3)	Technique
Derivatives	$169	$-	$169	$-	$3	$-	$3	$-	(A),(C)
Total	$169	$-	$169	$-	$3	$-	$3	$-

For the Primary Fund assets reclassified into unrestricted short-term investments during the third quarter, and measured at fair value on a recurring basis using Level 3 inputs, the reconciliation of the beginning and ending balances is reflected in the table below:

Successor Assets
Level 3
Unrestricted
Short-term
(In millions)	Investments
Balance as of December 31, 2007	$-
Gains (losses) during the period: Investment loss	(4)
Purchases, sales, and settlements (net)	-
Transfers in or (out) of Level 3	250
Balance as of September 30, 2008	$246

Measured on a Non-Recurring Basis.  For assets and liabilities measured on a non-recurring basis during the period, SFAS No. 157 requires quantitative disclosures about the fair value measurements separately for each major category.   During the third quarter of 2008, Northwest did not remeasure assets or liabilities at fair value on a non-recurring basis.  For further information about Northwest’s goodwill and other asset impairment charges recorded in the first and second quarters, refer to “Note 4 – Goodwill and Intangibles.”

Note 6 – Geographic Regions

The Company is managed as one cohesive business unit, of which revenues are derived primarily from the commercial transportation of passengers and cargo.  Operating revenues from flight segments serving a foreign destination are classified into the Pacific or Atlantic regions, as appropriate.  The following table shows the operating revenues for each region:

	Successor
	Three Months Ended
	September 30
(In millions)	2008	2007
Domestic	$2,359	$2,156
Pacific, principally Japan	822	766
Atlantic	617	456
Total operating revenues	$3,798	$3,378

	Successor		Predecessor
	Nine Months	Period from	Period from
	Ended	June 1 to	January 1 to
	September 30,	September 30,	May 31,
(In millions)	2008	2007	2007
Domestic	$6,777	$2,906	$3,346
Pacific, principally Japan	2,208	998	1,064
Atlantic	1,516	604	514
Total operating revenues	$10,501	$4,508	$4,924

The Company’s tangible assets consist primarily of flight equipment, which are utilized across geographic markets and therefore have not been allocated.

Note 7 – Reorganization Related Items

In accordance with SOP 90-7, the financial statements for the periods presented distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the Company.  In connection with its bankruptcy proceedings, implementation of our Plan of Reorganization and adoption of fresh-start accounting, the Company recorded the following largely non-cash reorganization income/(expense) items:

Predecessor
Period from
January 1 to
May 31,
(In millions)	2007
Discharge of unsecured claims and liabilities (a)	$1,763
Revaluation of frequent flyer obligations (b)	(1,559)
Revaluation of other assets and liabilities (c)	2,816
Employee-related charges (d)	(312)
Abandonment of aircraft and buildings (d)	(323)
Restructured aircraft lease/debt charges (d)	(74)
Professional fees	(60)
Other (d)	(700)
Reorganization items, net	$1,551

(a)
The gain on discharge of unsecured claims and liabilities relates to the Company’s unsecured claims as of the Petition Date and the discharge of unsecured claims established as part of the bankruptcy process. In accordance with the Plan of Reorganization, the Company discharged its estimated $8.2 billion in unsecured creditor obligations in exchange for the distribution of approximately 234 million common shares of the Successor Company valued at emergence at $6.45 billion. Accordingly, the Company recognized a non-cash reorganization gain of approximately $1.8 billion.

(b)	The Company revalued its frequent flyer miles to estimated fair value as a result of fresh-start reporting, which resulted in a $1.6 billion non-cash reorganization charge.

(c)
In accordance with fresh-start reporting, the Company revalued its assets at their estimated fair value and revalued its liabilities at estimated fair value or the present value of amounts to be paid. This resulted in a non-cash reorganization gain of $2.8 billion, primarily as a result of newly recognized intangible assets, offset partially by reductions in the fair value of tangible property and equipment.

(d)
Prior to emergence the Company recorded its final provisions for allowed or projected unsecured claims including employee-related Association of Flight Attendants – Communication Workers of America (“AFA-CWA”) contract related claims, other employee related claims, claims associated with restructured aircraft lease/debt, and municipal bond obligation related settlements.

Note 8 – Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, which requires that deferred tax assets and liabilities are recognized using enacted tax rates, for the tax effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities.  SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.  Based on the consideration of all available evidence, the Company has provided a valuation allowance on deferred tax assets recorded beginning in the first quarter 2003.  The Company continues to maintain a full valuation allowance against its deferred tax assets due to the uncertainty regarding the ultimate realization of those assets.

An ownership change under Internal Revenue Code Section 382 occurred in connection with the Company’s bankruptcy Plan of Reorganization.  However, the Company does not believe that such change has any material impact on the Company’s ability to use its NOL carryforwards and other tax attributes.

Generally, the Company would not record a tax benefit related to a quarterly net loss unless it had a high degree of confidence that it would record a full-year profit.  A tax benefit of $214 million was recorded during the 2008 second quarter to decrease the deferred tax liability associated with the impairment of an indefinite-lived intangible asset.

Note 9 – Earnings (Loss) Per Share Data

The following tables set forth the computation of basic and diluted earnings (loss) per common share:

	Successor
	Three Months Ended
	September 30
(In millions)	2008	2007
Numerator:
Net income (loss) applicable to common stockholders	$(317)	$244

Effect of dilutive securities	-	-
Adjusted net income (loss) for diluted earnings (loss) per share	$(317)	$244

Denominator:
Weighted-average shares outstanding for basic and diluted earnings (loss) per share	265.0	262.2

Effect of dilutive securities	-	-
Adjusted weighted-average shares outstanding and assumed conversions for diluted earnings (loss) per share	265.0	262.2

Basic earnings (loss) per common share	$(1.20)	$0.93

Diluted earnings (loss) per common share	$(1.20)	$0.93

	Successor		Predecessor
	Nine Months	Period from	Period from
	Ended	June 1 to	January 1 to
	September 30,	September 30,	May 31,
(In millions)	2008	2007	2007
Numerator:
Net income (loss) applicable to common stockholders	$(4,833)	$350	$1,751

Effect of dilutive securities:
Gain on discharge of convertible debt	-	-	(82)
Gain on discharge of Series C Preferred Stock	-	-	(60)
Adjusted net income (loss) for diluted earnings (loss) per share	$(4,833)	$350	$1,609

Denominator:
Weighted-average shares outstanding for basic and diluted earnings (loss) per share	263.4	262.2	87.4

Effect of dilutive securities:
Contingently convertible debt	-	-	19.1
Series C Preferred Stock	-	-	6.2
Adjusted weighted-average shares outstanding and assumed conversions for diluted earnings (loss) per share	263.4	262.2	112.7

Basic earnings (loss) per common share	$(18.35)	$1.33	$20.03

Successor EPS.  For the three and nine months ended September 30, 2008, approximately 12 million restricted stock units and stock options to purchase shares of the Successor Company’s common stock were outstanding but excluded from the computation of diluted earnings per share because the Company reported a net loss for these periods.

For the three months ended September 30, 2007 and the period from June 1 to September 30, 2007, approximately 15 million restricted stock units and stock options to purchase shares of the Successor Company’s common stock were outstanding but excluded from the computation of diluted earnings per share because the effect of including the shares would have been anti-dilutive.

Predecessor EPS.  Predecessor basic earnings per share was computed based on the Predecessor’s weighted average shares outstanding.  Dilutive earnings per share included securities related to the Predecessor’s Series C Preferred Stock and convertible debt.

For the period from January 1 to May 31, 2007, stock options to purchase approximately 7 million shares of common stock were outstanding but excluded from the computation of diluted earnings per share because the effect of including the shares would have been anti-dilutive.

Note 10 - Long-Term Debt

As of September 30, 2008, contractual maturities of long-term debt (inclusive of short-term maturities), excluding capital lease obligations and any potential acceleration of the Bank Credit Facility as described below, through December 31, 2012 were as follows (in millions):

remainder of	2008	$218	(a)
	2009	599
	2010	538
	2011	670
	2012	504

(a)
  In November 2007, the Company entered into an accounts receivable financing facility.  The facility size is up to $150 million and as of September 30, 2008, $115 million of the $122 million available was drawn.  The financing is a 364-day facility that matures in November 2008 with annual renewal provisions that could result in a final maturity date of November 29, 2012.

On August 21, 2006, the Predecessor Company entered into a $1.225 billion Senior Corporate Credit Facility (“Bank Credit Facility”), formerly referred to by us as the DIP/Exit Facility, consisting of a $1.05 billion term loan facility and a $175 million revolving credit facility which has been fully drawn since its inception.  Loans drawn under the $175 million revolving credit facility may be borrowed and repaid at the Company’s discretion.  Up to $75 million of the revolving credit facility may be utilized by the Company as a letter of credit facility.  As amended in March 2007, both loan facilities under the Bank Credit Facility bear interest at LIBOR plus 2.00%.  Letter of credit fees are 2.125% per annum.  To the extent that the revolving credit facility is not utilized, the Company is required to pay an undrawn commitment fee of 50 basis points per annum.  The Bank Credit Facility is rated BB- by Standard & Poor’s Rating Services (“S&P”) and B1 by Moody’s Investors Service, Inc. (“Moody’s”) and is secured by a first lien on the Company’s Pacific Route authorities.  The March 2007 amendment also allowed the Company to grant pari-passu liens in the Pacific Route authorities to secure up to $150 million of exposure arising from hedging trades entered into with Bank Credit Facility lenders.  The interest rate as of September 30, 2008 was 4.75% on both the term loan facility and the revolving credit facility.

The final maturity date of the Bank Credit Facility is August 21, 2013.  Principal on the term loan portion of the Bank Credit Facility will be repaid at 1.0% per year with the balance (94.0%) due at maturity.  The first two such principal repayments were made on August 21, 2007 and August 21, 2008.  On September 15, 2008, the Company entered into an amendment to the Bank Credit Facility which provides that, (i) subject to the consummation of the Merger, the Company will be permitted to guarantee approximately $2.5 billion of Delta obligations, (ii) the Company will be required to repay $300 million of the approximately $1.2 billion outstanding under the Bank Credit Facility and (iii) the final maturity date will be the earlier of the date on which Northwest is merged with and into Delta or December 31, 2010.  The merger of Northwest with Delta (as opposed to the Merger of NWA Corp. with a subsidiary of Delta) is not expected to occur before late 2009.

The Bank Credit Facility requires ongoing compliance with various financial covenants including a requirement for the Company to maintain a minimum ratio of consolidated EBITDAR to consolidated fixed charges (“Fixed Charge Coverage Ratio”).  Under an amendment to the Bank Credit Facility completed in April 2008, compliance by the Company with the Fixed Charge Coverage Ratio has been waived through March 31, 2009 followed by a phase-in period as set forth below:

Number of		Required
Months Covered	Period Ending	Coverage Ratio
Three	June 30, 2009	1.00 to 1.0
Six	September 30, 2009	1.10 to 1.0
Nine	December 31, 2009	1.20 to 1.0
Twelve	March 31, 2010	1.30 to 1.0
Twelve	June 30, 2010	1.40 to 1.0
Twelve	September 30, 2010 and each quarter ending thereafter	1.50 to 1.0

For purposes of calculating this ratio, EBITDAR is defined as operating income, adjusted to exclude the effects of depreciation, amortization, aircraft rents and costs (but only up to $150 million of cash costs) payable in connection with a merger or acquisition and to include the effects of interest income and governmental reimbursements for losses resulting from developments affecting the aviation industry.  Earnings also exclude non-recurring non-cash charges (subject to the inclusion of any cash payments then or thereafter made with respect thereto) and are determined without giving effect to any acceleration of rental expense.  Fixed charges are defined as interest expense (excluding the fees and expenses of obtaining the April 2008 and September 2008 amendments and non-cash merger-related adjustments incurred in connection with the Merger) and aircraft rent expense (without giving effect to any acceleration of rental expense).  Additionally, certain aircraft sublease rental income is excluded from EBITDAR and reduces aircraft rental expense in fixed charges.

Although the Company was in compliance with all required financial covenants as of September 30, 2008, continued compliance depends on many factors, some of which are beyond the Company’s control, including the overall industry revenue environment and the level of fuel costs.

Note 11 – Fleet Information and Commitments

As shown in the following table, Northwest operated a mainline fleet of 319 aircraft at September 30, 2008, consisting of 260 narrow-body and 59 wide-body aircraft.  Northwest’s purchase commitments for aircraft as of September 30, 2008 are also provided.

		In Service
						Aircraft
	Seating		Capital	Operating		on Firm
Aircraft Type	Capacity	Owned	Lease	Lease	Total	Order

Passenger Aircraft
Airbus:
A319	124	55	-	2	57	5
A320	148	42	-	28	70	2
A330-200	243	11	-	-	11	-
A330-300	298	21	-	-	21	-

Boeing:
787-8	TBD	-	-	-	-	18
757-200	160-184	34	1	15	50	-
757-300	224	16	-	-	16	-
747-400	403	4	-	12	16	-

McDonnell Douglas:
DC9	100-125	67	-	-	67	-
		250	1	57	308	25

Freighter Aircraft
Boeing 747F		8	-	3	11	-

Total Mainline Operated Aircraft		258	1	60	319	25

Regional Aircraft
CRJ200	50	-	-	141	141	-
Saab 340	33	-	-	49	49	-
CRJ900	76	31	-	-	31	5
Embraer 175	76	28	-	-	28	6

Total Airlink Operated Aircraft		59	-	190	249	11

Total Aircraft		317	1	250	568	36

The Company took delivery of 18 CRJ900 and 21 Embraer 175 aircraft during the nine months ended September 30, 2008.  Two Embraer 175 aircraft had not been placed into service before September 30, 2008 and therefore are not included in the table above.  In connection with the acquisition of these 39 aircraft, the Company entered into long-term debt arrangements.  Under such arrangements, the aggregate amount of debt incurred totaled $690 million.

Note 12 – Comprehensive Income (Loss)

Comprehensive income (loss) consisted of the following:

	Successor
	Three Months Ended
	September 30
(In millions)	2008	2007
Net income (loss)	$(317)	$244
Pension, other postretirement, and long-term disabilities benefits	1	-
Change in unrealized gain (loss) on available-for-sale securities	-	(4)
Change in deferred gain (loss) from hedging activities	(1)	(2)
Foreign currency translation adjustments	-	-
Comprehensive income (loss)	$(317)	$238

	Successor		Predecessor
	Nine Months	Period from	Period from
	Ended	June 1 to	January 1 to
	September 30,	September 30,	May 31,
(In millions)	2008	2007	2007
Net income (loss)	$(4,833)	$350	$1,751
Pension, other postretirement, and long-term disabilities benefits	72	-	-
Change in unrealized gain (loss) on available-for-sale securities	-	(5)	1
Change in deferred gain (loss) from hedging activities	28	(1)	-
Foreign currency translation adjustments	-	-	(1)
Comprehensive income (loss)	$(4,733)	$344	$1,751

Note 13 – Pension and Other Postretirement Health Care Benefits

The Company has several defined benefit pension plans and defined contribution 401(k)-type plans covering substantially all of its employees.  Northwest froze future benefit accruals for its defined benefit Pension Plans for Salaried Employees, Pilot Employees, and Contract Employees effective August 31, 2005, January 31, 2006, and September 30, 2006, respectively.  Replacement coverage was provided for these employees through 401(k)-type defined contribution plans including the Pilot Money Purchase Plan or, in the case of International Association of Machinists & Aerospace Workers (“IAM”) represented employees, the IAM National Multi-Employer Plan.

Northwest also sponsors various contributory and noncontributory medical, dental and life insurance benefit plans covering certain eligible retirees and their dependents.  The expected future cost of providing such postretirement benefits is accrued over the service lives of active employees.  Retired employees are not offered Company-paid medical and dental benefits after age 64, with the exception of certain employees who retired prior to 1987 and receive lifetime Company-paid medical and dental benefits.  Prior to age 65, the retiree share of the cost of medical and dental coverage is based on a combination of years of service and age at retirement.  Medical and dental benefit plans are unfunded and costs are paid as incurred.  The pilot group is provided Company-paid decreasing life insurance coverage.

The Pension Protection Act of 2006 (“2006 Pension Act”) allows commercial airlines to elect special funding rules for defined benefit plans that are frozen.  The unfunded liability for a frozen defined benefit plan may be amortized over a fixed 17-year period. The unfunded liability is defined as the actuarial liability calculated using an 8.85% interest rate minus the fair market value of plan assets.  Northwest elected the special funding rules for frozen defined benefit plans under the 2006 Pension Act effective October 1, 2006.  As a result of this election (1) the funding waivers that Northwest received for the 2003 plan year contributions were deemed satisfied under the 2006 Pension Act, and (2) the funding standard account for each Plan was reduced to zero as of September 30, 2006.  New contributions that came due under the 2006 Pension Act funding rules were paid while Northwest was in bankruptcy and must continue to be paid going forward.  If the new contributions are not paid, the future funding deficiency that would develop will be based on the regular funding rules rather than the special funding rules.

Federal legislation enacted in December 2007 effected a change in the retirement age for pilots from age 60 to 65.  Due to this legislative change, the Company has updated its retirement assumptions for pilots and assumes that certain pilots will continue to work past age 60. This change had an immaterial impact on Northwest’s overall pension benefit and other postretirement obligations.

Components of net periodic benefit cost of defined benefit plans and defined contribution plan costs:

	Successor
	Pension Benefits		Other Benefits
	Three Months Ended		Three Months Ended
	September 30,		September 30,
(In millions)	2008	2007	2008	2007
Defined benefit plan costs
Service cost	$6	$11	$6	$6
Interest cost	141	139	12	11
Expected return on plan assets	(140)	(143)	-	-
Amortization of prior service cost	-	-	-	-
Recognized net actuarial loss and other events	-	-	-	-
Net periodic benefit cost	7	7	18	17

Defined contribution plan costs	27	16	-	-
Total benefit cost	$34	$23	$18	$17

	Pension Benefits			Other Benefits
	Successor		Predecessor	Successor		Predecessor
	Nine Months	Period from	Period from	Nine Months	Period from	Period from
	Ended	June 1 to	January 1 to	Ended	June 1 to	January 1 to
	September 30,	September 30,	May 31,	September 30,	September 30,	May 31,
(In millions)	2008	2007	2007	2008	2007	2007
Defined benefit plan costs
Service cost	$17	$15	$19	$19	$8	$10
Interest cost	423	185	225	36	15	22
Expected return on plan assets	(420)	(191)	(207)	-	-	-
Amortization of prior service cost	-	-	-	-	-	(15)
Recognized net actuarial loss and other events	1	-	18	-	-	16
Net periodic benefit cost	21	9	55	55	23	33

Defined contribution plan costs	82	20	23	-	-	-
Total benefit cost	$103	$29	$78	$55	$23	$33

Note 14 – Stock-Based Compensation

Prior to the Effective Date, the Company maintained stock incentive plans for officers and key employees of the Company (the “Prior Management Plans”) and a stock option plan for pilot employees (the “Pilot Plan”).  On the Effective Date, outstanding awards under the Prior Management Plans and Pilot Plan were cancelled in accordance with the terms of the Plan.  On the Effective Date, the 2007 Stock Incentive Plan (the “2007 Plan”) of the Successor Company provided for in the Plan of Reorganization became effective.  In September 2008, the stockholders of the Company approved an amendment to the 2007 Plan, which expanded the definition of participants to include members of the Company’s Board of Directors.  The 2007 Plan is a stock-based incentive compensation plan, under which the Compensation Committee of the Board of Directors has the authority to grant to employees equity-based awards including stock options, stock appreciation rights, restricted stock, restricted stock units, and/or other stock-based awards, including performance-based awards.  Each of these awards may be granted alone, in conjunction with, or in tandem with other awards under the 2007 Plan.  Awards may be made to any employee of the Company or a subsidiary of the Company who is selected to participate in the plan and to members of the Company’s Board of Directors.  The number of participants participating in the 2007 Plan, as amended, will vary from year to year.  At its inception, the 2007 Plan provided that 21.3 million shares of common stock of the Successor Company were available for issuance under the plan.  As of September 30, 2008, approximately 6.8 million shares remained available for new awards to be granted under the 2007 Plan.

The total stock-based non-cash compensation expense recognized related to stock-based plans and liability awards is summarized as follows:

	Successor				Predecessor
			Nine Months	Period from	Period from
	Three Months Ended		Ended	June 1 to	January 1 to
	September 30,		September 30,	September 30,	May 31,
(In millions)	2008	2007	2008	2007	2007
Stock-based plans	$12.4	$29.7	$82.4	$39.2	$0.2
Liability awards	0.5	1.2	1.8	1.5	(1.3)
Total stock-based non-cash compensation expense	$12.9	$30.9	$84.2	$40.7	$(1.1)

There was no corresponding tax benefit in 2008 or 2007 related to the stock-based compensation, as the Company records a full valuation allowance against its deferred tax assets due to the uncertainty regarding the ultimate realization of those assets.  See “Note 8 – Income Taxes” for additional information.

Note 15 – Subsequent Events

Alliances with Continental.  Since 1998, Northwest and Continental have been in a domestic and international commercial alliance (“CO/NW Alliance Agreement”) that includes codesharing, frequent flyer program reciprocity and other cooperative marketing programs.  The CO/NW Alliance Agreement allowed either party to provide a six-month notice of termination of the agreement in the event of a change of control involving the Company, which under the CO/NW Alliance Agreement occurred on the execution of the Merger Agreement with Delta.  On October 9, 2008, Continental Airlines provided NWA Corp. with such a six-month notice and as a result the CO/NW Alliance Agreement will terminate in April 2009.

Northwest, Continental, and Delta are also party to a separate three-way commercial alliance agreement (the “DL/CO/NW Alliance Agreement”).  The DL/CO/NW Alliance Agreement was designed to connect the three carriers’ domestic and international networks and provides for codesharing, reciprocity of frequent flyer programs, airport club use and other cooperative marketing programs.  The DL/CO/NW Alliance Agreement allows each party to provide a nine-month notice of termination of the agreement following the consummation of a change of control involving two of the three parties to the agreement.  Based on Continental’s decision to terminate the CO/NW Alliance Agreement with Northwest, and Continental’s announced intention to join the Star Alliance, the Company anticipates that Continental will also terminate the DL/CO/NW Alliance Agreement and its participation in SkyTeam following the closing of the Merger.  The financial impact of Continental’s termination of its alliance relationships with Northwest and Delta was fully considered and netted against the projected network synergies generated by the Merger.